Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333- 212571
December 30, 2016

Press Release

For immediate release	Press Contact: Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com

Two Barclays exchange-traded notes may become subject to new regulations issued by the Internal Revenue Service

U.S. federal income tax withholding on “dividend equivalent payments” made to non–U.S. beneficial owners may be imposed on The iPath S&P MLP ETN and the Barclays ETN+ Select MLP ETN

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact: Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com

New York, December 30, 2016 – Barclays Bank PLC (“Barclays”) announced today that effective January 1, 2017, two of Barclays’ exchange-traded notes, the iPath S&P MLP ETN and the Barclays ETN+ Select MLP ETN (the “Affected Securities”), may become subject to new regulations issued by the Internal Revenue Service which impose U.S. federal income tax withholding on “dividend equivalent payments” made to non–U.S. beneficial owners with respect to instruments that are issued (or deemed issued) on or after January 1, 2017.

The new regulations apply only to non-U.S. beneficial owners, so the tax treatment of U.S. beneficial owners of Affected Securities is generally not altered by the new regulations.

The new regulations issued under Section 871(m) of the Internal Revenue Code provide that any “dividend equivalent” payments on the Affected Securities made to a non-U.S. beneficial owner will generally be subject to a 30% U.S. withholding tax (subject to reduction under an applicable treaty). Unless an exception described below applies to the Affected Securities, Barclays expects that the Affected Securities will be subject to Section 871(m). However, as disclosed in the prospectuses for the Affected Securities, Barclays already treats coupon payments on the Affected Securities made to non-U.S. beneficial owners as subject to a 30% U.S. withholding tax. Barclays expects that the 30% withholding that already applies to non-U.S. holders of the Affected Securities should generally equal or exceed the 30% withholding tax on “dividend equivalent” payments that will be required by the new regulations. Nevertheless, in certain cases, a non-U.S. holder could be subject to a residual Section 871(m) withholding tax in respect of the Affected Securities, and its ability to claim a refund of withholding taxes may be limited. Barclays intends to file revised pricing supplements for the Affected Securities before January 1, 2017, which will describe these situations in further detail.

As noted above, the new regulations apply only to Affected Securities that are issued (or deemed issued) on or after January 1, 2017. However, Affected Securities that are issued on or after January 1, 2017 will have the same CUSIP and ISIN number as Affected Securities that were issued before that date, and

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact: Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com accordingly there is unlikely to be a practical way to distinguish among Affected Securities that are subject to withholding under this regime and those that are not. As a result, non-U.S. holders of Affected Securities (including holders of Affected Securities that were purchased on or before December 31, 2016) may not be able to establish to the satisfaction of their custodians or other withholding agents that their Affected Securities are exempt from the new regulations. Accordingly, holders of Affected Securities may therefore find it prudent to assume that their ETNs will be subject to the new regulations starting on January 1, 2017.

How the new regulations will apply to products such as the Affected Securities remains subject to a number of uncertainties. For example, under special rules, an instrument that references a “qualified index” is generally exempt from the new regulations, and it is possible, if certain criteria are satisfied, that one or both of the Affected Securities will be treated as referencing a “qualified index”. However, Barclays does not currently have sufficient information to determine whether either of the Affected Securities meets the requirements of this exemption, and therefore intends, at the present time, to treat both of the Affected Securities as subject to withholding under Section 871(m). Barclays may make additional announcements if there are further developments regarding how the new regulations will apply to the Affected Securities. Holders of Affected Securities are also urged to consult their tax advisors and their custodians about how the new regulations may affect their positions.

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The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. An investment in the ETNs involves significant risks, including possible loss of principal, and may not be suitable for all investors. For more information on risks associated with the ETNs, please see “Selected Risk Considerations” below and the risk

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact: Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com factors included in the relevant prospectus.

The prospectus relating to the relevant series of ETNs can be found on EDGAR, the SEC website, at: www.sec.gov. The prospectus is also available on the product website at www.ipathetn.com and www.etnplus.com.

For further information, please instruct your broker/advisor/custodian to email us at etndesk@barclays.com or alternatively, your broker/custodian can call us at: 1-212-528-7990.

Selected Risk Considerations

An investment in the Barclays ETNs described herein involves risks.  Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal:  The ETNs are exposed to any change in the level of the underlying index, or the Volume Weighted Average Price (“VWAP”) level, in the case of MLP-linked ETNs, between the inception date and the applicable valuation date.  Additionally, if the level of the underlying index or the VWAP level, is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index or the VWAP level has increased or decreased, as the case may be.  Because the ETNs are subject to an investor fee and other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components.  The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Credit of Barclays Bank PLC:  The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC,

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact: Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com and are not, either directly or indirectly, an obligation of or guaranteed by any third party.  Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is subject to the exercise of any U.K. Bail-In Power by the relevant U.K. resolution authority under the U.K. Banking Act 2009, as amended and the Financial Services and Markets Act 2000.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption.  In addition, in the event Barclays Bank PLC were to default on its obligations of become subject to the exercise of any U.K. Bail-In Power (or any other resolution measure) by the relevant U.K. resolution authority, you may not receive any amounts owed to you under the terms of the ETNs.

A Trading Market for the ETNs May Not Develop:  Although the ETNs are listed on a U.S. national securities exchange, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

No Interest Payments from the ETNs:  You may not receive any interest payments on the ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions:  Except in the circumstances described above, you must redeem at least 50,000 ETNs of the same issue at one time in order to exercise your right to redeem your ETNs on any redemption date.  You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.

Uncertain Tax Treatment:  Significant aspects of the tax treatment of the ETNs are uncertain.  You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact: Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com offering to which this communication relates.  Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting www.ipathetn.com or www.etnplus.com, or EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling 212-528-7990, or you may request a copy from any other dealer participating in the offering.

The ETNs may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of ETNs you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.  Sales in the secondary market may result in significant losses.

© 2016 Barclays Bank PLC.  All rights reserved.  iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC.  All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays